EXHIBIT 2.1
                                                                     -----------









                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF
                                 AUGUST 11, 2004

                                      AMONG

                       MERGENCE TECHNOLOGIES CORPORATION,

              THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

                                       AND

                              DATAWATCH CORPORATION







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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE I -- DEFINITIONS.......................................................1

      1.01.  DEFINITIONS.......................................................1

ARTICLE II -- PURCHASE AND SALE................................................3

      2.01.  PURCHASE AND SALE.................................................3
      2.02.  CLOSING...........................................................4
      2.03.  EARNOUT PAYMENTS..................................................4
      2.04.  ESCROW............................................................6

ARTICLE III -- REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY..........7

      3.01.  CORPORATE EXISTENCE AND POWER.....................................7
      3.02.  CORPORATE AUTHORIZATION...........................................7
      3.03.  GOVERNMENTAL AUTHORIZATION; CONSENTS..............................8
      3.04.  NON-CONTRAVENTION.................................................8
      3.05.  CAPITALIZATION....................................................8
      3.06.  SUBSIDIARIES].....................................................8
      3.07.  FINANCIAL STATEMENTS..............................................8
      3.08.  ABSENCE OF CERTAIN CHANGES........................................9
      3.09.  PERSONAL PROPERTY................................................11
      3.10.  REAL PROPERTY....................................................11
      3.11.  NO UNDISCLOSED LIABILITIES.......................................12
      3.12.  LITIGATION.......................................................12
      3.13.  MATERIAL CONTRACTS...............................................12
      3.14   TECHNOLOGY AND INTELLECTUAL PROPERTY.............................13
      3.15.  INSURANCE COVERAGE...............................................15
      3.16.  COMPLIANCE WITH LAWS; PERMITS; NO DEFAULTS.......................16
      3.17.  EMPLOYEES AND LABOR MATTERS......................................16
      3.18.  ENVIRONMENTAL COMPLIANCE.........................................17
      3.19.  CUSTOMERS AND SUPPLIERS..........................................18
      3.20.  TRANSACTIONS WITH AFFILIATES.....................................18
      3.21.  FINDERS' FEES....................................................18
      3.22.  OTHER INFORMATION................................................18

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS..............19

      4.01.  TITLE TO AND VALIDITY OF SHARES..................................19
      4.02.  AUTHORITY........................................................19

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER..........................19

      5.01.  ORGANIZATION AND EXISTENCE.......................................19
      5.02.  CORPORATE AUTHORIZATION..........................................19
      5.03.  GOVERNMENTAL AUTHORIZATION.......................................20
      5.04.  NON-CONTRAVENTION................................................20
      5.05.  LITIGATION.......................................................20
      5.06.  FINDERS' FEES....................................................20
      5.07.  PURCHASE FOR INVESTMENT..........................................20

ARTICLE VI -- COVENANTS OF THE COMPANY AND SELLERS............................20

      6.01.  CONDUCT OF THE COMPANY...........................................20
      6.02.  ACCESS TO INFORMATION............................................21
      6.03.  NONCOMPETITION...................................................21
      6.04.  CONFIDENTIALITY..................................................22

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ARTICLE VIA -- COVENANTS OF THE BUYER.........................................24

      6.01A. FUTURE BUSINESS STRUCTURE........................................24
      6.02A. CESSATION OF COMPETITION IN MARKETS..............................24

ARTICLE VII -- COVENANTS OF ALL PARTIES.......................................24

      7.01.  BEST EFFORTS.....................................................24
      7.02.  CERTAIN FILINGS..................................................25
      7.03.  PUBLIC ANNOUNCEMENTS.............................................25

ARTICLE VIII--TAX MATTERS.....................................................25

      8.01.  TAX REPRESENTATIONS..............................................25
      8.02.  TAX COVENANTS....................................................28

ARTICLE IX -- EMPLOYEE BENEFITS...............................................29

      9.01.  EMPLOYEE BENEFITS DEFINITIONS....................................29
      9.02.  ERISA REPRESENTATIONS............................................29
      9.03.  NO THIRD PARTY BENEFICIARIES.....................................31

ARTICLE X -- CONDITIONS TO CLOSING............................................31

      10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY......................31
      10.02. CONDITIONS TO OBLIGATION OF BUYER................................31
      10.03. CONDITIONS TO OBLIGATION OF SELLERS..............................32
      10.04. FINAL STOCKHOLDERS EQUITY........................................32

ARTICLE XI -- SURVIVAL; INDEMNIFICATION.......................................33

      11.01. SURVIVAL.........................................................33
      11.02. INDEMNIFICATION..................................................34
      11.03. PROCEDURES.......................................................35
      11.04. CLAIMS FOR DAMAGES...............................................36
      11.05. LIMITATION ON LIABILITY..........................................37
      11.06. NO WAIVER........................................................38
      11.07. NO SUBROGATION...................................................38

ARTICLE XII -- TERMINATION....................................................38

      12.01. GROUNDS FOR TERMINATION..........................................38
      12.02. EFFECT OF TERMINATION............................................38

ARTICLE XIV -- MISCELLANEOUS..................................................39

      13.01. NOTICES..........................................................39
      13.02. AMENDMENTS; NO WAIVERS...........................................39
      13.03. EXPENSES.........................................................40
      13.04. SUCCESSORS AND ASSIGNS...........................................40
      13.05. FURTHER ASSURANCES...............................................40
      13.06. GOVERNING LAW....................................................40
      13.07. COUNTERPARTS; EFFECTIVENESS......................................40
      13.08. ENTIRE AGREEMENT.................................................40
      13.09. CAPTIONS.........................................................40
      13.10. ARBITRATION......................................................40



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SCHEDULES
---------

Schedule 2.01              List of Stockholders
Schedule 3.03              Required Consents
Schedule 3.05              Capitalization
Schedule 3.07              Financial Statements
Schedule 3.08              Certain Changes
Schedule 3.10(b)           Leases
Schedule 3.11              Liabilities
Schedule 3.13              Material Contracts
Schedule 3.14              Intellectual Property
Schedule 3.15              Insurance
Schedule 3.16              Permits
Schedule 3.17(a)           Employees
Schedule 3.17(b)           Consultants
Schedule 3.17(c)           Employee Matters
Schedule 3.19              Customers and Suppliers
Schedule 3.20              Transactions with Affiliates
Schedule 8.01              Taxes
Schedule 9.02              Employee Benefits

                            STOCK PURCHASE AGREEMENT

         AGREEMENT dated as of August 11, 2004 among Mergence Technologies Corporation, a Delaware corporation (the "Company"); the stockholders of the Company listed on the signature pages hereto ("Sellers"); and Datawatch Corporation, a Delaware corporation ("Buyer").

                                R E C I T A L S:

         WHEREAS, Buyer desires to purchase all of the outstanding shares of capital stock of the Company (the "Shares") which term shall include shares to be issued immediately prior to the Closing pursuant to Section 10.02(e) hereof (the "Employee Shares"); and

         WHEREAS, each Seller desires to sell to Buyer all of the Shares owned by such Seller; and

         WHEREAS, Buyer has entered into separate stock purchase agreements (the "Additional Seller Purchase Agreements") with all of the other holders of Shares (the "Additional Sellers"; for purposes of Sections 2.03 and 6.02A hereof, "Sellers" shall include "Additional Sellers");

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Balance Sheet" means the balance sheet of the Company as of the Balance Sheet Date found in Schedule 3.07.

         "Balance Sheet Date" means June 30, 2004.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Intellectual Property" means all Intellectual Property that is owned or held by or on behalf of the Company and any of its Subsidiaries or that is being, and/or has been, used, or is currently under development for use, in the business of the Company and any of its Subsidiaries as it has been, is currently or is currently planned to be conducted.

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
         "Intellectual Property" means all tangible or intangible proprietary information and materials, including without limitation:

                  (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation);

                  (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

                  (c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any "off the shelf" third party software or related intellectual property.

         "to the Company's Knowledge", "Known to the Company" and words of similar import means the knowledge of the officers and directors of the Company and each of its Subsidiaries and the knowledge of each of Sellers.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

         "Material Adverse Change" means a material adverse change in the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as whole.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by another company.

                  (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                           Section    Term                          Section
----                           -------    ----                          -------
Accounting Referee             2.03       Hazardous Materials           3.18
Balance Sheet                  3.07       Indemnified Party             11.03
Benefit Arrangement            9.01       Indemnifying Party            11.03
Business                       6.03       Interested Person             3.20
Buyer Third Party Claim        11.02      Leases                        3.10
Closing                        2.02       Multiemployer Plan            9.01
Closing Balance Sheet          10.04      Objection Notice              2.03
Closing Stockholders' Equity   10.04      Permit                        3.16
Co-Employer                    9.01       Personal Property             3.09
Company Securities             3.05       Pro Rata Share                11.02
Company Third Party Claim      11.02      Publicly Available Software   3.14
Confidentiality Agreements     6.04       Purchase Price                2.01
Damages                        11.02      Required Consent              3.03
Earnout Payment(s)             2.03       SEC                           3.03
Employee                       9.01       Securities Act                4.03
Employee Plan                  9.01       Tax(es)                       8.01
Environmental Laws             3.18       Tax Authority                 8.01
ERISA                          9.01       Tax Return                    8.01
ERISA Affiliate                9.01       Third Party Claim             11.02
Final Stockholders' Equity     10.04      Total Researcher Revenues     2.03
Financial Statements           3.07


                                   ARTICLE II

                                PURCHASE AND SALE

         2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, shall sell to Buyer, and Buyer shall purchase from each such Seller, at the Closing, that number of Shares as is set forth opposite such Seller's name on Schedule 2.01. The aggregate purchase price for all of the Shares (including Shares held or to be held by the Additional Sellers) (the "Purchase Price") is (a) $2,500,000 in cash and (b) the Earnout Payments. The initial cash portion of the Purchase Price

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
payable to each Seller is as set forth on Schedule 2.01. The Purchase Price shall be paid as provided in Sections 2.02, 2.03 and 2.04.

         2.02. CLOSING. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts on August 11, 2004, or, if the conditions set forth in Article X are not satisfied or waived, at such other time or place as Buyer and Sellers may agree, but in no event later than five business days after satisfaction of the conditions set forth in Article X. At the Closing:

                  (a) Buyer shall pay to each Seller the cash purchase price for such Seller's Shares (other than payment of the Escrow Amount as provided in Section 2.04 below and Earnout Payments as provided in
         Section 2.03 below) by wire transfer in immediately available funds to the account designated by such Seller by written notice to Buyer not later than two business days prior to the Closing Date.

                  (b) Sellers shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

                  (c) The parties shall execute and deliver to the appropriate parties any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

         2.03.    EARNOUT PAYMENTS.

                  (a) For each quarter during the six year period ending September 30, 2010 (the "Earnout Period"), Buyer shall pay to the Sellers, in accordance with this Section 2.03, an amount (each an "Earnout Payment" and together the "Earnout Payments") calculated by multiplying the Total Researcher Revenues for such period by 10%. The portion of each Earnout Payment to be allocated to each Seller is based on the proportion that the cash purchase price that such Seller was entitled to receive at Closing bears to the total cash purchase price that all Sellers were entitled to receive at the Closing (the "Seller Proportion"). Notwithstanding anything herein to the contrary, Earnout Payments with respect to the four quarters ending September 30, 2005 ("First Year Earnout Payments") shall not be paid until the date on which the Earnout Payment for the quarter ending September 30, 2005 is due ("First Year Earnout Due Date") except and to the extent that a Seller owes Damages to the Buyer, or there are any unresolved claims for Damages of the Buyer, pursuant to Article XI. After payment of any such Damages and resolution of any such unresolved claim, any amount of the First Year Earnout Payments remaining owed to a Seller with respect to such claim shall be promptly paid to such Seller by the Buyer. Any portion of the Earnout Payments determined to be owed by a Seller to the Buyer shall be promptly released to the Buyer by the Buyer.

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                  (b) "Total Researcher Revenues" shall mean the total net
         revenues of the Company and Buyer for the applicable quarter or other period during the Earnout Period, determined in accordance with generally accepted accounting principles and as provided herein, from the sale or license, including subscriptions, of the Researcher Product.

                  "Researcher Product" means the software product developed by the Company known as Researcher, and related Company Intellectual Property including, without limitation, the applicable patents ("Researcher Intellectual Property"), as currently constituted, and as the product may be modified, and any derivative or other product developed which utilizes or relies on the Researcher Intellectual Property. "Net Revenues" shall be calculated in accordance with generally accepted accounting principles as gross revenues less returns and bad debts. To the extent the Researcher Product is sold or licensed as part of another product or product suite of buyer, the net revenues for the Research Product will be calculated by comparing the total price for the products sold or licensed with the sum of the buyers listed retail price for the products sold or licensed, and applying any discount to the listed retail price for Research Products sold or licensed.

                  (c) The right to receive the Earnout Payments is a contract right only and no certificate evidencing such right shall be issued. The right to receive the Earnout Payments shall not be transferred or assigned, except (a) by will or the laws of descent and distribution, or (b) to a spouse or child of a Seller, or a trust of which a Seller or his or her spouse or child is the beneficiary or (c) to a Person which is not a competitor or an affiliate of a competitor of the Buyer; provided, however, that the transferring Seller notifies Buyer of such distribution in writing, provides Buyer with the transferee's name and address and the exact rights transferred and such transferee agrees in writing (in form and substance satisfactory to Buyer) to be bound by the terms and conditions of this Agreement.

                  (d) Not later than 30 days after the end of each fiscal quarter in the Earnout Period (other than a fiscal quarter which is the end of the Buyer's fiscal year), Buyer shall prepare a written calculation of the Earnout Payment based on Buyer's unaudited consolidated financial statements for such period and shall deliver to each of the Sellers copies of such calculation and such unaudited financials together with payment of the full amount of the Earnout Payment (less any applicable withholding) for such period (except as provided in Section 2.03(a)).

                  (e) Not later than 45 days after the end of each fiscal year of Buyer in the Earnout Period, Buyer shall prepare a preliminary written calculation of the Earnout Payment for the preceding fourth quarter and shall deliver to each of the Sellers a copy of such preliminary calculation. Within seven days of the release of Buyer's audited financial statement for each such fiscal year, Buyer shall prepare a final written calculation of the Earnout Payment for such fourth quarter based on such financial results (reflecting any changes from the preliminary calculation and corrections, if any, for prior quarters resulting from the audit of Buyer's financial statements) and

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
         shall deliver to each of the Sellers a copy of such calculation with payment of the full amount of the Earnout Payment (less any applicable withholding) for such period adjusted for any such corrections.

                  (f) Sellers will have twenty (20) days from receipt of each of the calculations in Sections 2.03(d) and 2.03(e) to contest in writing to Buyer (the "Objection Notice"), which notice must be signed by Sellers who were the holders of at least 25% of the Shares, a calculation of an Earnout Payment that they believe in good faith to be inaccurate. If Sellers issue an Objection Notice, Buyer shall provide Sellers with reasonable access to the supporting information for such calculations. Buyer and Sellers shall use their best efforts to reach agreement on the disputed amount. If Buyer and Sellers are unable to reach such agreement within twenty (20) days of receipt of the Objection Notice by Buyer, the parties agree to cause independent accountants of recognized standing reasonably satisfactory to Sellers and Buyer (who shall not have a material relationship with Buyer, the Company or any Seller) (the "Accounting Referee") promptly to review this Agreement and the disputed amounts. The Accounting Referee shall deliver to Sellers and Buyer, as promptly as practicable, a reporting setting forth the calculation of the disputed amount. The report of the Accounting Referee shall be final and binding upon the parties hereto. The cost of each such review and report shall be borne by Sellers; provided however, that Buyer shall bear all the expenses associated with any such review if the applicable Earnout Payment exceeds Buyer's original calculation of such amount by more than five percent (5%) of such original calculation. Each of the Sellers agrees to keep any information provided pursuant to this Section 2.03 confidential; provided; however; that nothing in this sentence shall prevent Sellers from using such information to exercise their right to dispute the calculation as set forth above or to file any required tax returns.

                  (g) In the event of any dispute regarding the calculation of the Earnout Payments or the enforcement of the provisions of this
         Section 2.03, the prevailing party shall be entitled to payment of its reasonable attorneys fees and expenses by the other party. In any such dispute the Sellers, in the aggregate, shall not be entitled to receive fees of more than one such counsel.

                  (h) In addition to any rights now or hereafter granted under this Agreement, applicable law or otherwise and not by way of limitation of any such rights, Buyer shall have the right to offset any and all Earnout Payments payable to any Seller pursuant to this Section 2.03, against any amount owed by such Seller to the Company, including, without limitation, the amounts payable by such Seller to any indemnitee pursuant to Section 11.02(a) or 11.02(b).

         2.04.    ESCROW.

         Buyer shall withhold an aggregate of $125,000 (the "Escrow Amount" and together with the First Year Earnout Payments, the "Reserve Accounts") of the cash purchase price payable pursuant to Section 2.01(a). The Escrow Amount shall be withheld from each Seller in proportion to the Seller Proportion and is as

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
set forth on Schedule 2.01. The Escrow Amount shall be paid to the Sellers by Buyer within 10 days of the First Year Earnout Due Date, unless and except to the extent that a Seller owes any Damages to Buyer, or there are any unresolved claims for Damages of Buyer, pursuant to Article XI. After payment of any such Damages and resolution of any such unresolved claim, any portion of the Escrow Amount remaining owed to a Seller with respect to such claim shall be promptly paid by the Buyer to the Seller. Buyer shall pay interest to each Seller on the Escrow Amount paid to such Seller from the Closing through the date of payment at the rate of 2.25% per annum. Any portion of the Escrow Amount determined to be owed by a Seller to Buyer shall be promptly released to the Buyer.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES RELATING TO
                                   THE COMPANY

         Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates), the Company and each of the Sellers hereby represent and warrant, jointly and severally, to Buyer as of the date hereof and as of the Closing Date that:

         3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction, including Florida, New Jersey and the Philippines, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect.

         3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (ii) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (iii) limitations of publicly policy.

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         3.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by the Company and Sellers of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         (b) Except as set forth in Schedule 3.03, no consent, approval, waiver or other action (a "Required Consent") by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance by the Company of this Agreement, or for the consummation of the transactions contemplated hereby.

         3.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to the Company or any Subsidiary; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or by which any of their assets may be bound or
(iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

         3.05. CAPITALIZATION. Schedule 3.05 sets forth the designation, number of authorized shares and number of outstanding shares of each class of capital stock of the Company and a list of all holders of capital stock of the Company including, without limitation, the Employee Shares and holders of Employee Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned as shown on Schedule 3.05. The Employee Shares, when issued, will be duly authorized and validly issued, fully paid and non-assessable and will be owned as shown on Schedule 3.05. Except as set forth on Schedule 3.05, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except for the Employee Shares, there are no outstanding obligations of the Company or any Subsidiary, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

         3.06. SUBSIDIARIES. The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

         3.07. FINANCIAL STATEMENTS. (a) Attached as Schedule 3.07 are true and complete copies of:

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
                  (i) the unaudited statements of operations and cash flows for each of the 12 month periods ended December 31, 2002 and December 31, 2003 and the unaudited balance sheet of the Company as of the end of each such period and as of December 31, 2001; and

                  (ii) the unaudited balance sheet of the Company as of June 30, 2004 (the "Balance Sheet") and the related unaudited statements of operations and cash flows of the Company for the six month period ended June 30, 2004 ((i) and (ii) collectively referred to as the "Financial Statements").

         (b) Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise set forth therein and except for the omission of footnote disclosure.

         (c) All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Company and the Subsidiaries at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables of the Company and the Subsidiaries at the Balance Sheet Date have been included in the Balance Sheet. No accounts, notes or other receivables are contingent upon the performance by the Company of any obligation or contract. No person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

         3.08. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements or in Schedule 3.08, the Company and the Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and there has not been any:

                  (a) Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Sellers' ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder;

                  (b) declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                  (c) amendment of any outstanding security of the Company or any Subsidiary;

                  (d) incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

                  (e) creation or assumption by the Company or any Subsidiary of any Lien on any asset other than Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet);

                  (f) making of any loan, advance or capital contributions to or investment in any Person;

                  (g) damage, destruction or other casualty loss (whether or not covered by insurance) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (h) transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (i) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company or any Subsidiary;

                  (j) (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) change in benefits payable under existing severance or termination pay policies of the Company or any Subsidiary or employment agreements to which the Company or any Subsidiary is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary;

                  (k) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company or any Subsidiary;

                  (l) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $10,000; or

                  (m) agreement, undertaking or commitment by the Company to do any of the foregoing.

         3.09. PERSONAL PROPERTY. (a) The Company and the Subsidiaries have good and marketable title to, or in the case of leased personal property have valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date (the "Personal Property"). None of such Personal Property is subject to any Liens, other than:

                  (i) Liens disclosed on the Balance Sheet;

                  (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

                  (iii) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

         (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

         (c) The Personal Property owned or leased by the Company and its Subsidiaries, or which it otherwise has the right to use, constitute all of the Personal Property held for use or used in connection with the business of the Company and its Subsidiaries and is generally adequate to conduct such business as currently conducted.

         3.10. REAL PROPERTY. (a) The Company does not own any real property. All real property used or held for use by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries is leased by the Company and/or its Subsidiaries.

         (b) Schedule 3.10(b) completely and accurately describes all leases and subleases of real property used by or held for use by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries (the "Leases").

         (c) Except as set forth in Schedule 3.10(b), the Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (ii) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (iii) limitations of public policy.

         (d) There does not exist under any such Lease any default by the Company or its Subsidiaries or, to the Company's Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or its Subsidiaries or, to the Company's Knowledge, by any other Person. The Company and its Subsidiaries have delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

         (e) The Company and/or the Subsidiaries, as applicable, are the holder of the lessee's (or sublessee's, as the case may be) interest under the Leases and neither has assigned the Leases nor subleased all or any portion of the premises leased thereunder to any Person.

         3.11. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Financial Statements or set forth in Schedule 3.11, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole.

         3.12. LITIGATION. There is no claim, action, suit, investigation or proceeding pending against or, to the Company's Knowledge, threatened against or affecting, the Company or any Subsidiary or any of their respective properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority, nor has there been any claim, action, suit, investigation or proceeding affecting the Company or any Subsidiary or any of their respective properties that had, or could be reasonably be expected to have, a Material Adverse Effect.

         3.13. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Schedule 3.13, as of the date of this Agreement neither the Company nor any Subsidiary is a party to or subject to any:

                  (i) lease;

                  (ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and/or its Subsidiaries of, or pursuant to which in the last 12 months the Company and/or its Subsidiaries have paid, $10,000 or more;

                  (iii) sales, distribution or other similar agreement providing for the sale by the Company and/or its Subsidiaries of, or pursuant to which in the last 12 months the Company and/or its Subsidiaries sold, materials, supplies, goods, services, equipment or other assets for an aggregate purchase price of $10,000 or more;

                  (iv) partnership, joint venture or other similar contract, arrangement or agreement;

                  (v) contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

                  (vi) employment or consulting agreement;

                  (vii) license, technology transfer, franchise or other agreement in respect of any Intellectual Property or other property owned or used by the Company and its Subsidiaries;

                  (viii) agency, dealer, sales representative or other similar agreement;

                  (ix) contract or other document that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

                  (x) contract or commitment with or for the benefit of any Interested Person; or

                  (xi) other contract or commitment not made in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole.

         (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is a valid and binding agreement of the Company or a Subsidiary (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (ii) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (iii) limitations of public policy), and is in full force and effect, and neither the Company, any Subsidiary nor, to the Company's Knowledge, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor, to the knowledge of the Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

         3.14 TECHNOLOGY AND INTELLECTUAL PROPERTY. (a) Schedule 3.14 lists: (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of the Company and any of its Subsidiaries; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Company and any of its Subsidiaries; and (iii) all licenses (in and out), sublicenses and other agreements to which the Company and any of its Subsidiaries is a party and pursuant to which the Company and any of its Subsidiaries or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto.

         (b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens; or
(ii) rightfully used and authorized for use by the Company or one of its Subsidiaries and their respective successors pursuant to a valid and enforceable written license (except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (B) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (C) limitations of public policy). All of the Company Intellectual Property that is used by the Company or its Subsidiaries pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 3.14. The Company and its Subsidiaries have all rights in the Company Intellectual Property necessary to carry out the Company's and the Subsidiaries' former, current and currently planned future activities, including without limitation (except as noted in Schedule 3.14) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

         (c) Neither the Company nor any Subsidiary is in violation of any license, sublicense or other agreement to which the Company or any Subsidiary is a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Schedule 3.14, neither the Company nor any Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any Subsidiary or Buyer, as successor to the Company or any Subsidiary, in the Company Intellectual Property.

         (d) The use of the Company Intellectual Property by the Company and its Subsidiaries and their customers as currently used and as currently proposed to be used does not infringe any other Person's copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. The use by the Company and its Subsidiaries and their customers of the Company Intellectual Property as currently used and as currently proposed to be used does not infringe any other Person's patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any Subsidiary or, to the Company's Knowledge, are threatened by any Person nor does there exist, to the Company's Knowledge, any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and neither the Company, any Subsidiary nor any Seller is aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by the Company or any Subsidiary are valid, enforceable and subsisting. To the Company's Knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

         (e) Schedule 3.14 separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property. The Company and each Subsidiary have secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned by the Company valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and each Subsidiary and have provided true and complete copies of such assignments to Buyer.

         (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company or any Subsidiary in any Company Intellectual Property.

         (g) The Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries.

         (h) Company Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g.
PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

         3.15. INSURANCE COVERAGE. The Company maintains the insurance policies of the type and in amounts set forth on Schedule 3.15.

         3.16. COMPLIANCE WITH LAWS; PERMITS; NO DEFAULTS. (a) Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Schedule 3.16 correctly describes each governmental license, permit, concession or franchise (a "Permit") material to the business of the Company, together with the name of the governmental agency or entity issuing such Permit. Such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

         (c) Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

         3.17.    EMPLOYEES AND LABOR MATTERS.

         (a) Schedule 3.17(a) sets forth, with respect to each employee of the Company and its Subsidiaries (including any employee of the Company and its Subsidiaries who is on a leave of absence or on layoff status subject to recall)
(i) the name of such employee; (ii) such employee's title; and (iii) such employee's annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms. Except as disclosed in Schedule 3.17(a), subject to applicable provisions of any laws, statutes, ordinances or regulations governing wrongful termination of employees, the employment of each of the employees of the Company and its Subsidiaries is terminable by the Company or its Subsidiary at will.

         (b) Schedule 3.17(b) lists all Persons who are currently performing or have performed since January 1, 2004 services for the Company and its Subsidiaries who are classified as "consultants" or "independent contractors," the compensation of each such Person and whether the Company or a Subsidiary is party to an agreement with such Person (whether or not in writing). All Persons engaged by the Company or a Subsidiary as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

         (c) Except as disclosed in Schedule 3.17(c), (i) none of the employees of the Company and its Subsidiaries has notified the Company or its Subsidiary that he or she intends to terminate his or her employment with the Company or its Subsidiary, or not to accept employment with Buyer; (ii) to the Company's Knowledge, no employee of the Company and its Subsidiaries is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as an employee, or (B) the business or operations of the Company and its Subsidiaries; (iii) to the Knowledge of the Company, no employee of the Company and its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company and its Subsidiaries; and (v) the Company and its Subsidiaries are not and never have been engaged in any dispute or litigation with an employee or former employee regarding Intellectual Property matters.

         (d) Except as set forth in Schedule 3.05 and Schedule 3.08: (i) the Company and its Subsidiaries do not have an established severance pay practice or policy; (ii) no employee of the Company and its Subsidiaries is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company and its Subsidiaries or, to the Company's Knowledge, Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company and its Subsidiaries) as a result of or in connection with the transactions contemplated by this Agreement or as a result of any termination by the Company and its Subsidiaries on or after the Closing of any Person employed by the Company and its Subsidiaries on or prior to the Closing Date.

         (e) The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company and its Subsidiaries are not engaged, and to the Company's Knowledge have never engaged, in any unfair labor practice of any nature. The employees of the Company and its Subsidiaries have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. The Company and its Subsidiaries have not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

         (f) To the Company's Knowledge, the Company and its Subsidiaries, and each employee of the Company and its Subsidiaries, is in compliance with all applicable immigration law and visa and work permit requirements, and, to the Company's Knowledge, no visa or work permit held by an employee of the Company and its Subsidiaries will expire during the six month period following the date of this Agreement.

         3.18. ENVIRONMENTAL COMPLIANCE. (a) The Company has complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws") and (b) Company has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except where such handling, generation, use, storage, transportation or disposal has not had, and could not reasonably be expected to have, a Material Adverse Effect. The foregoing does not constitute a representation or warranty that no violation of Environmental Laws has occurred with respect to premises occupied by the Company, although Sellers have no knowledge of any such violation.

         3.19. CUSTOMERS AND SUPPLIERS. Schedule 3.19 sets forth (a) all customers that have purchased products or services from the Company or its Subsidiaries in the past 24 months; (b) all customers who are currently under a maintenance or service agreement with the Company or its Subsidiaries; and (c) a description of any pending dispute by any of the customers described in either
(a) or (b). Neither the Company nor any Subsidiary has received notice from or is otherwise aware that (i) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Company and its Subsidiaries during the past 18 months has stopped or intends to stop purchasing the products or services of the Company and its Subsidiaries or (ii) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Company and its Subsidiaries during the past 18 months has stopped or intends to stop supplying products or services to the Company and its Subsidiaries.

         3.20. TRANSACTIONS WITH AFFILIATES. Except as disclosed in Schedule 3.20, there are no agreements, loans, leases, royalty agreements or other continuing transactions between the Company and its Subsidiaries and (i) any officer, director or stockholder of the Company or any of their Affiliates or
(ii) any member of any officer, director or stockholder of the Company's family or any of their Affiliates ("Interested Person"). Except as disclosed in
Schedule 3.20, no Interested Person has any contractual relationship (including that of creditor or debtor) with the Company and its Subsidiaries other than such relationships as result solely from being an officer, director or stockholder of the Company.

         3.21. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers, the Company or any Subsidiary who is entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.22. OTHER INFORMATION. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and its Subsidiaries delivered to Buyer have been prepared in good faith based on assumptions that management of the Company believe are reasonable, and neither the Company nor any Seller is aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               RELATING TO SELLERS

         Each Seller represents and warrants to, and agrees with, Buyer as follows, but only with respect to himself and expressly not with respect to any other Seller:

         4.01. TITLE TO AND VALIDITY OF SHARES. Such Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by such Seller opposite such Seller's name on Schedule 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All Shares owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable. All Shares to be sold by such Seller are registered in the name of such Seller.

         4.02. AUTHORITY. Such Seller has the legal power, right and authority to enter into and perform this Agreement, and to perform each of his obligations hereunder. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (ii) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (iii) limitations of public policy. The execution, delivery and performance of this Agreement by such Seller (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company and Sellers that:

         5.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable provisions of any laws, statutes, ordinances or regulations of general application affecting enforcement of creditors' rights or relief of debtors generally, (ii) the availability of specific performance, injunctive relief, or other equitable remedies (whether in a court of equity or at law), or (iii) limitations of public policy.

         5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

         5.05. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

         5.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer, the Company or any Affiliate thereof upon consummation of the transactions contemplated by this Agreement.

         5.07. PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.


                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND SELLERS

         The Company and each Seller agree that:

         6.01. CONDUCT OF THE COMPANY. (a) From the date hereof until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practices and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company and its Subsidiaries will not:

                  (i) adopt or propose any change in their corporate charter or bylaws;

                  (ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                  (iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practices;

                  (iv) effect any direct or indirect redemption, purchase or other acquisition of any Company Securities, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any Company Securities;

                  (v) issue any Company Securities;

                  (vi) incur any indebtedness for money borrowed; or

                  (vii) agree or commit to do any of the foregoing.

         (b) The Company will not, and will not permit any Subsidiary to, (i) take or agree or commit to take any action that would make any representation and warranty made by the Company or Sellers under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         6.02. ACCESS TO INFORMATION. From the date hereof until the Closing Date, the Company shall (a) give, and shall cause each Subsidiary to give, Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish, and will cause each Subsidiary to furnish Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries. No investigation by Buyer pursuant to this Section shall affect any representation or warranty given by the Company hereunder or any of Buyer's rights under this Agreement, including without limitation under Articles X, XI and XII. Buyer agrees to coordinate closely all such activities with the Company and to conduct such inspection with appropriate discretion and sensitivity to the Company's relationships with its employees, customers and suppliers.

         6.03. NONCOMPETITION. (a) Each Seller agrees that for a period of two full years from the Closing Date, except as an officer or employee of the Buyer or a Subsidiary of Buyer, neither he nor any of his Affiliates shall:

                  (i) engage, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as stockholder in any corporation or joint stock association, in the business of developing, marketing, distributing, licensing or selling products which compete, directly or indirectly, with products which the Company has developed or is currently marketing, distributing, licensing or selling (consisting of iStore, iManager, iMergence, iMagent, and Researcher) (the "Business") in the United States; provided that nothing herein shall prohibit the purchase or ownership of up to 1% of the outstanding stock of a publicly-traded company that competes with the Business; or

                  (ii) employ or solicit, or receive or accept, the performance of services by any employee, consultant or contractor employed by and/or affiliated with the Company or any Subsidiary as of the Closing Date, or any such person whose employment or affiliation with the Company or any Subsidiary has terminated within the previous six months.

         (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Sellers acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Sellers agree that Buyer shall be entitled to injunctive relief requiring specific performance by Sellers of this Section, and Sellers consent to the entry thereof.

         6.04. CONFIDENTIALITY. (a) The Company and Sellers will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to the Company, or to Sellers, in connection with the transactions contemplated by this Agreement, and after the Closing Date all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or Buyer; provided that Sellers may disclose such information to their respective accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially in accordance with this Agreement. The obligation of the Company and Sellers to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company and Sellers will destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by the Company, or by Sellers or their Affiliates, or on their behalf concerning Buyer in connection with this Agreement that are subject to such confidence.

         (b) The Buyer will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer in connection with the transactions contemplated by this Agreement, unless and until the Closing shall occur, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer,
(ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; provided that Buyer may disclose such information to its accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of Buyer to hold any such information in confidence shall be satisfied if Buyer exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Buyer will destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates, or on their behalf concerning the Company in connection with this Agreement that are subject to such confidence.

         (c) This Agreement supersedes the mutual nondisclosure and confidentiality agreements, dated March 12, 2004, between Buyer and the Company (the "Confidentiality Agreements"), and the Confidentiality Agreements shall be of no further force and effect.

                                   ARTICLE VIA

                             COVENANTS OF THE BUYER

         The Buyer agrees that:

         6.01A. FUTURE BUSINESS STRUCTURE. Subject to any unforeseen legal requirements and following the completion of the actions contemplated by this Agreement, Buyer intends to continue with the current business operations of the Company both in the United States and the Philippines without substantial change to structure or personnel. Upon completion of the transactions contemplated hereby, the name of the Company will be changed to "Datawatch Technologies Corporation". Effective on the Closing Date, Rene Tenazas will be President of the Company, and the directors of the Company will be Robert Hagger, Alan MacDougall and Rene Tenazas. Notwithstanding the foregoing, Buyer considers full integration and merger of the two organizations to be important to the success of the resulting combined operations. The Company and the Sellers acknowledge that the foregoing is subject to change at Buyer's discretion based on Buyer's and Company's future business, operations, financial performance or prospects.

         6.02A. CESSATION OF COMPETITION IN MARKETS. In the event Buyer ceases competing, directly or indirectly, in the Business Intelligence, Content or Document Management markets (collectively, the "BI Markets"), Buyer will be subject to payment to the Sellers of a minimum Earnout Payment of $1,000,000, calculated and paid as provided in this Section 6.02A. Effective upon the date on which Buyer ceases competing in the BI Markets, Buyer will pay as Earnout Payments and at the times determined in accordance with the payment provisions of Section 2.03, an aggregate amount equal to $1,000,000 less the aggregate amounts paid as Earnout Payments with respect to Total Researcher Revenues as provided in Section 2.03, such amount to be paid ratably over the remaining fiscal quarters of the Earnout Period.


                                   ARTICLE VII

                            COVENANTS OF ALL PARTIES

         The parties hereto agree that:

         7.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to perform any obligations imposed on them by this Agreement. Sellers and Buyer each agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. This provisions shall survive the Closing.

         7.02. CERTAIN FILINGS. The Company, Sellers and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         7.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation. The parties agree that, following the Closing, Buyer and the Company may issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby as it deems, in its sole discretion, appropriate.


                                  ARTICLE VIII

                                   TAX MATTERS

         8.01.    TAX REPRESENTATIONS.

         (a)      Definitions.

                  "Tax" and "Taxes" means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

                  "Tax Returns" means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

                  "Tax Authority" means any governmental authority responsible for the imposition of any Tax.

         (b) Except as set forth on Schedule 8.01, the Company and each Subsidiary have timely filed all Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. The Company and each

Subsidiary have paid, or made provision (and made adequate accruals or reserves on the Balance Sheet) for the payment of, all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiaries and any other information required to be shown thereon.

         (c) Except as set forth in Schedule 8.01, none of the Tax Returns filed by the Company or any Subsidiary or Taxes payable by the Company or any Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company's Knowledge, threatened.

         (d) Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any Subsidiary, as of the date hereof, are set forth in the Financial Statements or in Schedule 8.01.

         (e) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Except as set forth in Schedule 8.01, none of the shares of outstanding capital stock of the Company or any Subsidiary is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         (f) Neither the Company nor any Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Company nor any Subsidiary has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and
Section 341(f)(2) does not apply to any of the Company's or any Subsidiary's assets. Neither the Company nor any Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any Subsidiary has ever been either a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any Subsidiary has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor any Subsidiary has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 8.01, neither the Company nor any Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law.

         (g) Neither the Company nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Neither the Company nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

         (h) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Neither the Company nor any Subsidiary will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

         (i) Schedule 8.01 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any Subsidiary. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

         (j) The Company has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since its incorporation. Schedule 8.01 sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction.

         8.02     TAX COVENANTS.  The parties hereto agree that:

         (a) Cooperation on Tax Matters.

                  (i) Buyer, the Company and its Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

         9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

         "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates or any Co-Employer and (iii) covers any Employee or former Employee of the Company.

         "Co-Employer" means each Subsidiary and any entity that is or was considered to be a co-employer with the Company.

         "Employee" for purposes of this Article IX means any employee of the Company, including any employee Co-employed by the Company and Co-Employer.

         "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates or any Co-Employer, as the case may be.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

         "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

         9.02. ERISA REPRESENTATIONS. The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

         (a) Schedule 9.02 lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer. With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and the Company has provided the most recently filed Form 5500.

         (b) Schedule 9.02 also includes a list of each Benefit Arrangement of the Company and each Subsidiary, copies or descriptions of which have been made available or furnished previously to Buyer.

         (c) None of the Employee Plans or Benefit Arrangements listed on
Schedule 9.02 is subject to the laws of any jurisdiction outside the United States.

         (d) No non-exempt "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

         (e) Neither the Company, any Subsidiary nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

         (f) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

         (g) With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         (h) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected on the Closing Balance Sheet. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, any Subsidiary or any of their respective ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

         (i) No Employee will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

         9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Subsidiary in respect of continued employment (or resumed employment) with the Company or any Subsidiary and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

         10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

         (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

         (b) Buyer shall enter into mutually agreeable employment arrangements with each of Rene Tenazas and Scott Rade. Buyer shall offer employment to each of the other current employees of the Company, including three months severance or notice for a termination without cause.

         10.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a)(i) the Company and each Seller shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Company and each Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or a Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date as if made at and as of such date and (iii) Buyer shall have received a certificate signed by the President of the Company and by each Seller to the foregoing effect.

         (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company and the Subsidiaries after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

         (c) The Company shall have received all of the Required Consents.

         (d) Sellers shall have delivered to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

         (e) The Company shall have issued the Employee Shares immediately prior to the Closing to the employees as set forth in Schedule 3.05 and shall have made appropriate arrangements with respect to any withholding obligation with respect to such shares.

         (f) Buyer shall have entered into effective Additional Seller Purchase Agreements with each of the Additional Sellers and shall have received the stock certificates duly endorsed in blank, for the Shares owned by the Additional Sellers.

         (g) Final Stockholders' Equity, determined in accordance with Section 10.04, shall be at least $300,000

         10.03. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date as if made at and as of such date and (iii) Sellers shall have received a certificate signed by the President of Buyer to the foregoing effect.

         (b) Buyer shall have paid to each Seller the cash purchase price (less such Seller's portion of the Escrow Amount) for such Seller's Shares by wire transfer of immediately available funds to the account designated by such Seller in accordance with 2.02(a).

         (c) Buyer shall have paid to each Additional Seller the cash purchase price (less any applicable withholding) for such Additional Sellers' Shares.

         10.04. FINAL STOCKHOLDERS EQUITY.

         (a) Definitions. The following terms, as used herein, have the following meanings:

         "Closing Balance Sheet" means a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date that (x) fairly presents the financial position of the Company and its Subsidiaries as at the close of business on the day immediately preceding the Closing Date on a basis consistent with the presentation in the Balance Sheet, (y) includes line items substantially consistent with those used in the preparation of the Balance Sheet and (z) is prepared in accordance with generally accepted accounting principles consistently.

         "Closing Stockholders' Equity" means the consolidated stockholders' equity of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date as shown on the Closing Balance Sheet.

         "Final Stockholders' Equity" means Closing Stockholders' Equity (i) as shown in the Company's calculation delivered pursuant to Section 10.03(b) if no notice of disagreement with respect thereto is duly delivered by Buyer pursuant to Section 10.03(c) or (ii) if such a notice of disagreement is duly delivered by Buyer, as agreed by the parties after good faith negotiation pursuant to
Section 10.03(c).

         (b) Preparation of Closing Balance Sheet. The Company will cause the Closing Balance Sheet to be prepared and will prepare a certificate based on such Closing Balance Sheet setting forth its calculation of Closing Stockholders' Equity, each of which shall be delivered to prior to the Closing Date.

         (c) Disagreement by Buyer. If Buyer disagrees with the Company's calculation of Closing Stockholders' Equity, Buyer may deliver a notice to the Company on the Closing Date disagreeing with such calculation and setting forth Buyer's calculation of the Closing Balance Sheet and Closing Stockholders' Equity. Buyer and the Company agree to negotiate in good faith to resolve any disagreements with respect to the Closing Stockholders' Equity. Notwithstanding anything to the contrary in the agreement, if Buyer and the Company cannot agree on the Closing Stockholders' Equity, then Buyer shall have no obligation to consummate the Closing.

         (d) Cooperation. The parties hereto agree that they will cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Stockholders' Equity, including without limitation the making available to the extent necessary of books, records, work papers and personnel.


                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

         11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date or:

                  (i) in the case of Section 3.18 (Environmental Compliance), until the fifth anniversary of the Closing Date;

                  (ii) in the case of the covenants, agreements, representations and warranties contained in Article VIII (Tax) and Article IX (Employee Benefits), until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof); and

                  (iii) in the case of Article IV and Sections 6.04 (Confidentiality), indefinitely; and

                  (iv) in the case of Section 6.03 (Noncompetition), for the period set forth therein.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         11.02. INDEMNIFICATION. (a) Subject to the provisions of Section 11.04, each of the Sellers, severally and not jointly, hereby indemnifies Buyer (which term, effective at the Closing, shall include without duplication, the Company and its Subsidiaries for purposes of this Section 11.02) against and agrees to hold them harmless from such Seller's Pro Rata Share of any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer arising out of:

                  (i) (A) any misrepresentation in this Agreement or any breach of a representation or warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made by the Company and by the Sellers pursuant to the provisions of this Agreement other than
         Article IV (Representations and Warranties Relating to Sellers) and any certificate or other writing delivered pursuant hereto; and (B) any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a misrepresentation or breach of warranty by the Company (a "Company Third Party Claim");

                  (ii) the payment by the Company of consulting fees to MMT Consulting and New Strategies Corp., and immigration matters relating to the Company's Filipino employees with respect to occurrences prior to the Closing; and

                  (iii) any breach of any covenant or agreement made by the Company or the Sellers pursuant to this Agreement.

"Pro Rata Share" means a fraction the numerator of which is the number of Shares owned by the applicable Seller and the denominator of which is the total number of Shares owned by all Sellers.

         (b) Subject to Section 11.04, each Seller, severally and not jointly, hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company and agrees to hold them harmless from and against all Damages incurred or suffered by Buyer or the Company arising out of any misrepresentation in this Agreement or any breach of any representation or warranty by such Seller pursuant to Article IV (Representations and Warranties Relating to Sellers).

         (c) Buyer hereby indemnifies each Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by such Seller arising out of:

                  (i)(A) any misrepresentation in this Agreement or any breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Buyer pursuant to the provisions of this Agreement and (B) any claim, action, suit or proceeding by any third party alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Buyer (a "Buyer Third Party Claim" and, together with a Company Third Party Claim, a "Third Party Claim"); and

                  (ii) any breach of any covenant or agreement made by Buyer pursuant to this Agreement.

         11.03. PROCEDURES. Any party seeking indemnification under Section
11.02 (the "Indemnified Party") shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party"), specifying to the extent known the amount and nature of the Third Party Claim, and of any matter which in the Indemnified Party's opinion is likely to give rise to a Third Party Claim; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any Third Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of a Third Party Claim, the Indemnifying Party shall not be liable under
Section 11.02 for any settlement effected by the Indemnified Party without its consent of any Third Party Claim. If the Indemnifying Party assumes control of the defense, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement that does not contain an unconditional release of the Indemnified Party or that imposes a monetary or other continuing obligation on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party assumes control of the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys' fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnified Party's expense and shall not be eligible for indemnification from the Indemnifying Party, but the Indemnified Party shall be entitled to be indemnified by the Indemnifying Party for the full amount of any other Damages suffered by the Indemnified Party as a result of or arising out of the Third Party Claim. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

         11.04. CLAIMS FOR DAMAGES. (a) If Buyer has incurred or suffered Damages for which it is entitled to indemnification by one or more Sellers under
Article XI, if Buyer becomes aware of such Damages on or before September 30, 2005, the Buyer may notify the applicable Seller or Sellers in writing on or before September 30, 2005 of such claim (a "Claim Notice"). Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim.

         (b) Within 20 days after delivery of a Claim Notice, the Sellers so notified shall deliver to the Buyer a written response (the "Response Notice") in which such Sellers shall: (i) agree that all of the Claimed Amount may be released from the Reserve Accounts to the Buyer, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Reserve Accounts to the Buyer or (iii) contest that any of the Claimed Amount may be released from the Reserve Accounts to the Buyer. Any of the Sellers may contest the release from escrow of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under Article XII. If no Response Notice is delivered by such Sellers and received by the Buyer within such 20-day period, such Sellers shall be deemed to have agreed that all of the Claimed Amount may be released to the Buyer from the Reserve Accounts.

         (c) If the Sellers in the Response Notice unanimously agree (or are deemed to have agreed) that all or a portion of the Claimed Amount may be released from the Reserve Accounts to the Buyer, the Buyer shall promptly release to the Buyer from the Reserve Accounts an amount equal to the Claimed Amount (or such lesser amount as is then held in the Reserve Accounts, or has been agreed to by the Sellers) and retain the balance, if any, in the Reserve Accounts.

         (d) If the Buyer is to disburse all or a portion of the Claimed Amount, such distribution (the "Distributable Amount") shall with respect to each Seller, be made from that amount in the Reserve Accounts with respect to such Seller equal to the portion of the Distributable Amount attributable to such Seller.

         (e) If any of the Sellers in the Response Notice contest the release of all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Wilmington, Delaware. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Such Sellers and the Buyer shall each designate one arbitrator within 15 days of the delivery of the Sellers' Response Notice contesting the Claimed Amount. The Sellers and the Buyer shall cause such designated arbitrators mutually to agree upon and to designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Sellers' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Sellers or the Buyer fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Such Sellers and the Buyer shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Sellers and the Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Buyer is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Sellers and the Buyer in writing and shall constitute a conclusive determination of the issue in question, binding upon such Sellers and the Buyer and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by such Sellers, the Buyer shall continue to hold in the Reserve Accounts an amount sufficient to cover the Contested Amount (up to the amount then available in the Reserve Accounts), until (i) delivery of a copy of a settlement agreement executed by the Buyer and such Sellers setting forth instructions to the Buyer as to the disbursements, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Buyer as to the disbursements, if any, that shall be made with respect to the Contested Amount. The Buyer shall thereupon release amounts from the Reserve Accounts (to the extent such amounts are then held in the Reserve Accounts) (as a whole) to the Buyer in accordance with such agreement or instructions.

         (f) A Seller shall remain liable to the Buyer for any Damages owed by such Seller which are not satisfied by the Reserve Accounts, subject to Section 11.05.

         (g) Claims for Damages against a Seller received after September 30, 2005 and for Damages against Buyer shall be resolved under the procedure specified in 11.04(e) above.

         11.05. LIMITATION ON LIABILITY. Buyer, the Company and Sellers agree that this Article XI shall be the sole and exclusive remedy for any misrepresentation in this Agreement or any breach of any representation or warrant made by Buyer, Company or Seller pursuant to this Agreement. In no event shall indemnification be available with respect to any such claim pursuant to Sections 11.02(a)(i), 11.02(b) or 11.02(c)(i) unless the cumulative Damages sustained, suffered or incurred by the party bringing the claim exceed twenty-five thousand dollars ($25,000) (in the case of claims by the Sellers, the Damages suffered by all Sellers shall be aggregated for purposes of determining whether such threshold has been met, and, in the case of claims by Buyer, the Damages suffered by Buyer from all Sellers shall be aggregated for purposes of determining whether such threshold has been met). Anything in this agreement to the contrary notwithstanding, the maximum aggregate liability of the Sellers under the provisions of Section 11.02(a)(i) shall be $1,871,966.38 plus the aggregate amount of any Earnout Payments, the maximum aggregate liability of any Seller under the provisions of Section 11.02(b) shall be the amount of the Purchase Price paid to such Seller and the maximum aggregate liability of Buyer under the provisions of Section 11.02(c)(i) shall be $2,500,000.

         11.06. NO WAIVER. No waiver of a closing condition by Buyer or any Seller shall limit its or their rights under Section 11.02.

         11.07. NO SUBROGATION. Following the Closing, Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification payments by any Seller or Sellers under Section
11.02 if the transactions contemplated by this Agreement are consummated. Sellers shall have a right of contribution against each other with respect to amounts actually paid pursuant to Section 11.02, but such right of contribution shall in no way limit or affect Buyer's and the Company's rights contained in this Article XI.


                                   ARTICLE XII

                                   TERMINATION

         12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by written agreement of Sellers and Buyer;

                  (b) by Buyer if there is a Material Adverse Change;

                  (c) by either Sellers or Buyer if the Closing shall not have been consummated on or before August 31, 2004; and

                  (d) by either Sellers or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement pursuant to clauses (b),
(c) or (d) shall give notice of such termination to the other parties.

         12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.04 (Confidentiality), 13.03 (Expenses), and 13.10 (Arbitration) shall survive any termination hereof pursuant to Section 12.01.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.01. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

if to Buyer, to:                          with a copy to:

      President                                 William B. Simmons, Jr.
      Datawatch Corporation                     Testa, Hurwitz & Thibeault, LLP
      175 Cabot Street                          125 High Street
      Lowell, MA  01854                         Boston, MA 02110
      Telecopy:  (978) 453-4443                 Telecopy: (617) 248-7100

if to the Company, to:                    with a copy to:

      President                                 F. Steven Herb
      Mergence Technologies Corporation         Nelson Hesse, LLP
      208 Route 17 North                        2070 Ringling Boulevard
      Rutherford, NJ 07070                      Sarasota, FL 34237
      Telecopy:-(201)935-0908                   Telecopy:  (941) 955-3708

if to a Seller:

         at his address shown in
         Schedule 2.01

         Such information may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.01.

         13.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer, the Company and the Sellers. Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound by the waiver.

         (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         13.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that in the event the closing occurs, Buyer agrees to pay the transaction costs and expenses of the Company, including, without limitation, costs and expenses of the Company's counsel, Nelson Hesse, LLP incurred by the Company in connection with this Agreement; provided that the costs and expenses incurred by the Company in excess of $50,000 shall be paid or reimbursed by Sellers.

         13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         13.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

         13.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         13.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         13.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof other than the Mergence No-Shop and Break-up Agreement dated as of July 9, 2004. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         13.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         13.10. ARBITRATION. Any dispute, controversy or claim arising out of, in connection with, or in relation to this Agreement or any breach thereof shall be finally settled by arbitration, pursuant to the rules then obtaining of the American Arbitration Association in accordance with the procedures set forth in
Section 11.04(e). The arbitration shall be held in Wilmington, Delaware. Any award shall be final, binding and conclusive upon the parties and a judgment upon the award rendered thereon may be entered in any court having jurisdiction thereof. In any such arbitration action, the party which is determined in the arbitration proceeding to be the breaching party under the Agreement shall pay for and bear the cost of all parties' experts, evidence and counsel; provided, however, that if both parties are determined in the arbitration proceeding to be breaching parties, the arbitrator shall assign the responsibility for the payment of such costs based upon the relative nature and extent of the breach by each such party. Notwithstanding anything herein to the contrary, the provisions of this Section 13.10 shall not apply with respect to claims of violations of the non-competition or non-solicitation provisions of Section 6.3 or the confidentiality provisions of Section 6.4 for which Buyer or the Company, as the case may be, may seek injunctive, legal or equitable relief for such infringement or violation.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                              DATAWATCH CORPORATION


                                              By: /s/ Robert W. Hagger
                                                  ----------------------------
                                                  Title: President and CEO




                                              MERGENCE TECHNOLOGIES CORPORATION


                                              By: /s/ Rene Tenazas
                                                  ----------------------------
                                                  Title: President




                                              SELLERS:


                                              /s/ John Rade
                                                  ----------------------------
                                                  John Rade


                                              /s/ Barbara Rade
                                                  ----------------------------
                                                  Barbara Rade


                                              /s/ Rene Tenazas
                                                  ----------------------------
                                                  Rene Tenazas


                                              /s/ Marilou Tenazas
                                                  ----------------------------
                                                  Marilou Tenazas





                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                                                   SCHEDULE 2.01
                                                                   -------------


                    PURCHASED SHARES AND CASH PURCHASE PRICE
                    ----------------------------------------




                                          --------------------------------------
                                                  CASH PURCHASE PRICE
---------------------------  -----------  ------------  ---------  -------------
                                # OF       CASH BEFORE    ESCROW      PAYABLE
NAME AND ADDRESS OF SELLER   SHARES SOLD     ESCROW       AMOUNT     AT CLOSING
---------------------------  -----------  ------------  ---------  -------------

John Rade and Barbara Rade,     85,500    1,265,242.10     84,485   1,180,757.10
  Joint Tenants WROS
---------------------------  -----------  ------------  ---------  -------------
Rene Tenazas and                41,000      606,724.28     40,515     566,209.28
Marilou Tenazas,
  Joint Tenants WROS
---------------------------  -----------  ------------  ---------  -------------
                TOTAL          126,500   $1,871,966.38  $ 125,000  $1,746,966.38
---------------------------  -----------  ------------  ---------  -------------



















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